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                                         December 1, 1999




Allmerica Financial Life Insurance and Annuity Company
440 Lincoln Street
Worcester, MA 01653


RE:  SEPARATE ACCOUNT IMO OF ALLMERICA FINANCIAL
     LIFE INSURANCE AND ANNUITY COMPANY

Gentlemen:

This opinion is furnished in connection with the filing by Allmerica Financial Life Insurance and Annuity Company of this Pre-Effective Amendment No. 1 to the Registration Statement on Form S-6 of its flexible premium variable life insurance policies ("Policies") allocated to the Separate Account IMO under the Securities Act of 1933. The Prospectus included in this Pre-Effective Amendment No. 1 to the Registration Statement describes the Policies. I am familiar with and have provided actuarial advice concerning the preparation of this Pre-Effective Amendment No. 1 to the Registration Statement, including exhibits.

In my professional opinion, the illustrations of death benefits and cash values included in Appendix D of the Prospectus, based on the assumptions stated in the illustrations, are consistent with the provisions of the Policy. The rate structure of the Policies has not been designed so as to make the relationship between premiums and benefits, as shown in the illustrations, appear more favorable to a prospective purchaser of a Policy for a person age 30 or a person age 45 than to prospective purchasers of Policies for people at other ages or underwriting classes.

I am also of the opinion that the aggregate fees and charges under the Policy are reasonable in relation to the services rendered, the expenses expected to be incurred, and the risks assumed by the Company

I hereby consent to the use of this opinion as an exhibit to the Pre-Effective Amendment No. 1 to the Registration Statement.


                                        Sincerely,

                                        /s/ William H. Mawdsley

                                        William H. Mawdsley, FSA, MAAA
                                        Vice President and Actuary